EXHIBIT 23.2

Montgomery Coscia Greilich LLP

Certified Public Accountants

972.748.0300 p

972.748.0700 f

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 25, 2015, with respect to the combined financial statements of Arc Lifestyle Group Inc. and its affiliate, Shanghai Fan Xi Commerce Co. Ltd. (together, the “Company”) contained in Exhibit 23.2 of the Registration Statement on Form S-1 (the “Registration Statement”). We consent to the use of the aforementioned report and to the use of our name as the Company’s registered public accounting firm, in the Registration Statement on Form S-1.

Montgomery Coscia Greilich LLP

Plano, TX

September 4, 2015

2500 Dallas Parkway, Suite 300 Plano, Texas 75093	300 Throckmorton Street, Suite 520 Fort Worth, Texas 76102	600 Congress Avenue, Suite 300 Austin, Texas 78701